As Filed with the Securities and Exchange Commission on August 10, 2007,  Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sonoma Valley Bancorp
(Exact name of registrant as specified in its charter)

     California                                                                               68-0454068
 (State or other jurisdiction of                                                           (I.R.S. Employer
  incorporation or organization)                                                         Identification No.)

 202 West Napa Street, Sonoma, California                                                                95476
           (Address of Principal Executive Offices)                                                          (Zip Code)

 2007 Equity Incentive Plan
(Full title of the plan)

Mel Switzer, Jr., CEO
Sonoma Valley Bancorp
202 West Napa Street
 Sonoma, California 95476
 (Name and address of agent for service)

 (707) 935-3200
 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock underlying 2007 Equity Incentive Plan reserved for future issuance	231,963 (1) .	$27.38(2)	$6,351,147(2)	$194.98 (2)
Total				$194.98

(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)  Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid ($26.75) and asked ($28.00) price as reported on the OTCBB on August 7, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*           Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission rules and regulations allow us to “incorporate by reference” the information that we file with the Securities and Exchange Commission.  This means that we can disclose additional important information to you by referring to those documents.  The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information.  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 26, 2007;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 14, 2007.

(c)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed with the SEC on August 9, 2007.

(d)	Current Reports on Form 8-K filed with the SEC on April 12, 2007 and July 13, 2007.

(e)	The description of Securities contained in the Registrant’s Proxy Statement for the Annual Meeting held on May 16, 2007.

Item 4.  Description of Securities.

The Registrant is authorized by its Articles of Incorporation to issue Ten Million (10,000,000) shares of common stock, no par value.  As of March 31, 2007, there were 2,319,627 shares of common stock outstanding.  Holders of shares of common stock have full voting rights, one vote for each share held of record.  Shareholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore, and share no pro rata in any distributions to shareholders upon liquidation.  Shareholders have no conversion, preemptive or subscription rights.  All of the common stock underlying the 2007 Equity Incentive Plan will be validly issue, fully paid and non-assessable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable

Item 6.  Indemnification of Directors and Officers.

Pursuant to Sections 204(a), 309 and 317 of the California Corporations Code, as amended, the Registrant has included in its Amended and Restated Articles of Incorporation,(the “Articles”) and Bylaws (the “Bylaws”) provisions regarding the indemnification of officers and directors of the Registrant.  Section 4 of the Articles provides as follows:  “The  liability of the  directors of the  corporation  for monetary  damages shall be eliminated to the fullest extent  permissible under California law. The corporation  is also  authorized  to provide for  indemnification  of agents (as defined in Section 317 of the California  Corporations  Code) for breach of duty to the  corporation  and its  stockholders  through bylaw  provisions or through agreements with the agents, or both, in excess of the indemnification  otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.”

In addition, Section 2 of Article VII of the Bylaws provide that the corporation shall, to the maximum extent permitted by California law, have the power to indemnify each of its agents against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.  Section 3 of Article VII of the Bylaws states that the corporation may, upon the resolution of the directors, purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article VII.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number                                Description of Exhibit

4.1	2007 Equity Incentive Plan (1)

5.1	Opinion of Weintraub Genshlea Chediak

23.1	Consent of Weintraub Genshlea Chediak (contained in Exhibit 5.1)

23.2	Consent of Richardson and Co., Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included in signature page to this Registration Statement

(1)  Incorporated by reference to the Company's current report on Form 14-A filed on April 6, 2007 (File No. 000-31929).

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sonoma, State of California.

Sonoma Valley Bancorp
a California corporation

Dated:  August 10, 2007                         By:           /s/ Mel Switzer, Jr.
Mel Switzer, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

Dated:  August 10, 2007                            By:           /s/ Mary Dieter Smith
Mary Dieter Smith,
Executive Vice President, Chief Financial Officer and Chief Operating Officer  (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mel Switzer, Jr., his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated:   August 10, 2007                       By:           /s/ Mel Switzer, Jr.
Mel Switzer, Jr.,
Chief Executive Officer

Dated:    August 10, 2007                      By:           /s/ Mary Dieter Smith
Mary Dieter Smith, Executive Vice President,
Chief Financial Officer and Chief Operating Officer

Dated:    August 10, 2007                      By:            /s/ Suzanne Brangham
Suzanne Brangham, Secretary of the Board
and Director

Dated:    August 10, 2007  By:           /s/ Dale T. Downing
Dale T. Downing
Director

Dated:     August 10, 2007                                 By:           /s/ Robert J. Nicholas
Robert J. Nicholas,
Director

Dated:     August 10, 2007                                 By:           /s/ Robert B. Hitchcock
Robert B. Hitchcock,
Director

Dated:     August 10, 2007                                 By:           /s/ Angelo C. Sangiacomo
Angelo C. Sangiacomo,
Director